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Exhibit 7(a)

                             Accountant's Consent
                             --------------------



The Board of Directors of
United Investors Life Insurance Company



We consent to the use of our report dated January 31, 1997 relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity, and cash flow for each of the years in the three-year period ended December 31, 1996, as contained in Pre-Effective Amendment No.-1 to Form S-6 for United Investors Universal Life Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.




                                         KPMG PEAT MARWICK LLP


Birmingham, Alabama
August 5, 1997